[GiftCertificates.com, Inc. Letterhead]





                                                         November 16, 2000



Mr. John Saia
United States Securities and Exchange Commission
450 Fifth Street, N.W., Mail Stop 0409
Washington, D.C.  20549


          Re:  GiftCertificates.com, Inc.
               Registration Statement on Form S-1, File No. 333-39196

Dear Mr. Saia:

          Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, GiftCertificates.com, Inc. (the "Company") hereby requests that its Registration Statement on Form S-1, File No. 333-39196 and exhibits thereto be withdrawn. Given current market conditions, the Company has decided not to continue a public offering at this time.

                                    GiftCertificates.com, Inc.

                                    By:  /s/ Sandra Coudert
                                       --------------------------------
                                       Sandra Coudert
                                       Executive Vice President and
                                         General Counsel

cc:  Ms. Cynthia T. Melo